                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                    NEWS RELEASE


For More Information Contact:

        Dennis P. Wolf                          Julie Cimino
        Co-President and CFO                    Investor Relations
        (510) 657-7400                          (510) 657-7400

                     CREDENCE SYSTEMS REPORTS RESULTS FOR
                         SECOND FISCAL QUARTER OF 1999


        FREMONT, Calif.--(BUSINESS WIRE)--May 18, 1999--Credence Systems Corporation (Nasdaq/NMS:CMOS) today reported results for its second fiscal quarter ended April 30, 1999. Net sales were $38.1 million, a decrease of 49 percent from net sales of $74.7 million in the second quarter of fiscal 1998. Net sales were up $11.6 million sequentially or 44 percent from the company's first fiscal quarter of 1999. The net loss for the second quarter of fiscal 1999 was $5.2 million or $0.25 per share, compared to net income of $8.8 million during the second fiscal quarter of 1998, or $0.40 per diluted share. The second quarter 1999 net loss did show significant improvement over the first quarter of 1999, when the company reported a net loss of $6.6 million or $0.32 per share. Included in the loss in the company's recent second fiscal quarter is $6.2 million in pre-tax charges associated with costs relating to disposal of excess facilities and severance. The company posted a pre-tax gain of $1.8 million for the retirement of $9 million of its convertible subordinated notes in exchange for 328 thousand shares of the company's common stock held in its treasury. Before all non-recurring activities, the company's net loss for the quarter was $2.3 million or $0.11 per share.

        Credence's co-president and chief financial officer, Mr. Dennis Wolf, said, "We are very pleased with the results. Our sales volumes increased significantly during the quarter and this increase in volume had the effect of improving our gross margins which stood at 50.1 percent for the quarter. We continue to manage our operating expenses very closely and are building our manufacturing capability." Mr. Wolf continued, "Our balance sheet strengthened during the quarter. Despite the fact that we incurred a loss from operations of $2.3 million during the quarter, our cash and investments were actually up by $14.1 million from the previous quarter as a result of improved collections and income tax refunds."

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CREDENCE SYSTEMS REPORTS RESULTS FOR SECOND FISCAL QUARTER OF 1999
Page 2

        Mr. David Ranhoff, Credence's co-president said, "Our revenue and bookings activity for the second fiscal quarter increased significantly from our first fiscal quarter. This increase came from our existing installed base as well as from our new products at several new major semiconductor manufacturers. We were particularly pleased to win new business at Samsung who selected the Quartet and ordered multiple systems for their new family of consumer mixed signal IC's." Mr. Ranhoff continued, "We also completed key engineering projects and took revenue on our first Quartet as well as several Kalos and Personal Kalos systems during the quarter. In summary we are pleased with the progress we have made on our key corporate objectives during the first half of fiscal 1999."

        Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the worldwide semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and non-volatile memory semiconductors. Utilizing its proprietary CMOS technologies, Credence products are designed to meet the strict time-to-market and ownership requirements of its customers.

        Headquartered in Fremont, California, the company maintains advanced production and design facilities in Beaverton, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS.

        Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, economic and currency instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company's ability to complete the development of its new products, product mix, overhead absorption, cyclicality and downturns in the semiconductor industry, continued dependence on "turns" orders to achieve revenue objectives, the Company's ability to have an appropriate amount of production capacity in a timely manner, the timing of new technology, product introductions, the risk of early obsolescence and the Company's ability to control expenses (including the ability to identify and successfully institute additional cost-saving measures).

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CREDENCE SYSTEMS REPORTS RESULTS FOR SECOND FISCAL QUARTER OF 1999
Page 3


        Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. The Company assumes no obligation to update the information in this press release.

Note to Editors: Credence, Credence Systems, Kalos, Personal Kalos and Quartet are trademarks of Credence Systems Corporation. Other trademarks, which may be mentioned in this release, are the intellectual property of their respective owners.

                         CREDENCE SYSTEMS CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)
                                  (Unaudited)


                                                                          Prior
                                                  Three Months           Quarter            Six Months
                                                     Ended                Ended              Ended
                                                    April 30,          January 31           April 30,
                                             -----------------------  ------------      ----------------------
                                                  1999       1998         1999             1999         1998
                                             -----------  ----------  ------------      -----------  -----------
Net sales                                    $  38,100     $  74,660   $  26,490     $   64,590       $157,035

Cost of goods sold - on net sales               19,001        31,664      15,276         34,277         67,102
                                             -----------  ----------  ------------      -----------  -----------
Gross margin                                    19,099        42,996      11,214         30,313         89,933

Operating expenses:

Research and development                         9,146        12,233       9,003         18,149         25,724

Selling, general and administrative             13,872        17,931      12,231         26,103         38,239

Special charges                                  6,231          --          --            6,231             --
                                             -----------  ----------  ------------      -----------  -----------

  Total operating expenses                      29,249        30,164      21,234          50,483         63,963
                                             -----------  ----------  ------------      -----------  -----------
Operating income (loss)                        (10,150)      12,832      (10,020)        (20,170)        25,970

Interest and other income (expenses), net          240          200         (301)            (61)         1,158
                                             -----------  ----------  ------------      -----------  -----------
Income (loss) before income taxes               (9,910)       13,032     (10,321)        (20,231)        27,128

Income taxes (benefit)                          (3,571)        4,290      (3,729)         (7,300)         9,224

Minority interest                                   (8)          (45)        (38)            (46)           (74)
                                             -----------  ----------  ------------      -----------  -----------
Net income (loss) before extraordinary items   ($6,331)      ($8,787)     (6,554)        (12,885)      $ 17,978
                                             ===========  ==========  ============      ===========  ===========
Gain on extinguishment of debt                   1,158            --          --           1,158             --

Net income (loss)                              ($5,173)       $8,787     ($6,554)       ($11,727)      $ 17,978
                                             ===========  ==========  ============      ===========  ===========
Net income (loss) per share
 Basic                                         ($  0.25)      $ 0.41     ($ 0.32)         ($0.57)         $0.83
                                             ===========  ==========  ============      ===========  ===========
 Diluted                                       ($  0.25)      $ 0.40     ($ 0.32)         ($0.57)         $0.81
                                             ===========  ==========  ============      ===========  ===========
Number of shares used in
computing per share amount
 Basic                                            20,811      21,634       20,418         20,610         21,731
                                             ===========  ==========  ============      ===========  ===========
 Diluted                                          20,811      22,146       20,418         20,610         22,257
                                             ===========  ==========  ============      ===========  ===========

                         CREDENCE SYSTEMS CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)


                                                                        Prior Quarter
                                                    April 30,       January 31,  October 31,
                                                ----------------  ------------  --------------
                                                       1999           1999         1998
                                                ----------------  ------------  --------------
                                                  (unaudited)      (unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                     $   56,694          $ 58,343     $ 48,391

   Restricted cash                                       --                --        2,400

   Short-term investments                            47,236            46,770       62,777

   Accounts receivable, net                          34,398            37,442       33,901

   Inventories                                       32,277            35,141       37,406

   Other current assets                              30,617            30,458       40,676
                                                ----------------  ------------  --------------
    Total current assets                            201,222           208,154      225,551

Long-term investments                                38,989            23,666       20,357

Property and equipment, net                          41,549            40,630       41,764

Other assets                                         17,430            17,903       18,517
                                                ----------------  ------------  --------------
    Total assets                                 $  299,190          $290,353     $306,189
                                                ================  ============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $ 12,700         $  6,433     $  8,090

   Accrued liabilities                                23,629           21,936       26,978

   Income taxes payable                                5,846            2,017        5,877
                                                ----------------  ------------  --------------
     Total current liabilities                        42,175           30,386       40,945

Convertible subordinated notes                       105,960          115,000      115,000

Minority interest                                        160              170          227

Stockholders' equity                                 150,895          144,797      150,017
                                                ----------------  ------------  --------------
  Total liabilities and
   stockholders' equity                              $299,190        $290,353     $306,189
                                                ================  ============  ==============

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




                         CREDENCE SYSTEMS CORPORATION
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)
                                  (Unaudited)

Notes: Operations for the three and six month fiscal periods ended April 30, 1999 included a pre-tax charge of approximately $6.2 million related to the disposal of excess facilities and severance. In addition, during the three and six month fiscal periods ended April 30, 1999 the Company recorded a pre-tax extraordinary gain of $1.8 million for the retirement of $9.0 million of its convertible subordinated notes in exchange for 328,000 shares of the company's common stock held in its treasury. The information in the tables below show pro-forma net income information excluding these non-recurring items. This supplemental financial information does not purport to be prepared in accordance with generally accepted accounting principles.


                                Three Months            Six Months
                                    Ended                  Ended
                                  April 30,              April 30,
                            --------------------  ----------------------
                               1999       1998        1999       1998
                            ---------- ---------  ----------- ----------
Pro forma operating
 income (loss)                ($3,919)   $12,832    ($13,939)   $25,970

Pro forma income
 before tax (loss)             (3,679)    13,032     (14,000)    27,128
                            ---------- ---------  ----------- ----------
Pro forma income
 tax provision/(benefit)       (1,324)     4,290      (5,040)     9,224

Minority interest                  (8)       (45)        (46)      (74)
                            ---------- ---------  ----------- ----------
Pro forma net
income (loss)                  ($2,347) $  8,787    ($ 8,914) $ 17,978
                            ========== =========  =========== ==========

Pro forma net income
(loss) per share
   Basic                      ($  0.11) $   0.41     ($ 0.43) $   0.81
                            ========== =========  =========== ==========
   Diluted                    ($  0.11) $   0.40     ($ 0.43) $   0.81
                            ========== =========  =========== ==========
Number of shares used
in computing per
share amount
   Basic                        20,811    21,634      20,610    21,731
                            ========== =========  =========== ==========
   Diluted                      20,811    22,146      20,610    22,257
                            ========== =========  =========== ==========